EXHIBIT 97

DODD-FRANK COMPENSATION RECOUPMENT POLICY

The purpose of this Dodd-Frank Compensation Recoupment Policy, which has been adopted by the Board of Directors of Ashland Inc., is to describe the circumstances in which Executive Officers will be required to repay or return Excess Incentive-Based Compensation to Ashland Inc. (the “Company”). It is the intention of the Board of Directors that this Dodd-Frank Recoupment Policy be interpreted and administered by the Compensation Committee in a manner consistent with applicable laws and regulations and Securities Exchange listing requirements, including without limitation Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Rule 10D-1 of the Securities Exchange Act of 1934, and Section 303A.14 of the New York Stock Exchange Listed Company Manual. This Dodd-Frank Recoupment Policy applies to awards of Incentive-Based Compensation received on or after the Effective Date by Executive Officers of the Company. The prior Executive Compensation Recovery Policy shall apply to awards of Incentive-Based Compensation received before the Effective Date.

Definitions

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Company” means Ashland, Inc.

“Effective Date” means October 2, 2023

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company.

“Excess Incentive-Based Compensation” means the amount of Incentive-Based Compensation received by a current or former Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had the amount of such Incentive-Based Compensation been determined based on the accounting restatement, computed without regard to taxes paid by the Executive Officer. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Excess Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, Excess Incentive-Based Compensation means a reasonable estimate of the effect of the accounting restatement on the applicable Financial Reporting Measure. The Committee must maintain documentation of the determination of such reasonable estimate and provide such documentation to the Securities Exchange.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used to preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. “Stock price” and “total shareholder return” metrics are also Financial Reporting Measures. For the avoidance of doubt, a

Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Lookback Period” means the three-year period preceding the date on which the Company is required to prepare an accounting restatement. For purposes of this definition, the date on which the Company is required to prepare an accounting restatement shall be deemed to be the earlier of (i) the date the Company’s Board, a committee of the Board, or the officer(s) of the Company authorized to take such action (if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

“Securities Exchange” means the securities exchange upon which the Company’s Common Stock, par value $0.01 per share, trades.

Recoupment for an Accounting Restatement

The Company shall recover reasonably promptly any Excess Incentive-Based Compensation in the event that the Company is required to restate its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error (i) in previously issued financial statements that is material to the previously issued financial statements or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The preceding sentence shall apply to Excess Incentive-Based Compensation received by any current or former Executive Officer: (a) after beginning service as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for the applicable Incentive-Based Compensation; (c) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (d) during the Lookback Period. For purposes of this paragraph, Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Notwithstanding the foregoing, if the Committee makes a determination that recovery would be impracticable, and one of the following enumerated conditions is satisfied, the Company need not recover such Excess Incentive-Based Compensation.

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Expenses Exceed Recovery Amount: The Company need not recover the Excess Incentive-Based Compensation at issue if the direct expense to be paid to a third party to assist in enforcing this Dodd-Frank Recoupment Policy would exceed the amount to be recovered; provided, however, that the Company must make a reasonable attempt to recover the Excess Incentive-Based Compensation and document such attempt(s) prior to the Committee’s determination that recovery would be impracticable. The Company must provide the documentation evidencing the attempt(s) to the Securities Exchange consistent with the listing standards of the Securities Exchange.

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Recovery Would Violate Home Country Law: The Company need not recover the Excess Incentive-Based Compensation at issue if recovery would violate home country law where that law was adopted prior to November 28, 2022; provided, however, that the Company must obtain an opinion of home country counsel, in a form acceptable to the Securities Exchange, that recovery would result in such violation. The Company must provide the opinion to the Securities Exchange consistent with the listing standards of the Securities Exchange.

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Recovery Would Violate ERISA Anti-Alienation Provisions: The Company need not recover the Excess Incentive-Based Compensation at issue if recovery would violate the anti-alienation provisions of the Employee Retirement Income Security Act of 1974, as amended, contained in 26 U.S.C. § 401(a)(13) or 26 U.S.C. § 411(a), or regulations promulgated thereunder.

Method of Recoupment

The Committee shall have the sole discretion and authority to determine the means, timing (which shall in all circumstances be reasonably prompt) and any other requirements by which any recoupment required by this Dodd-Frank Recoupment Policy shall occur and impose any other terms, conditions or procedures (e.g., the imposition of interest charges on un-repaid amounts) to govern the current or former Executive Officer’s repayment of Excess Incentive-Based Compensation. Such methods for recoupment may include, without limitation, (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting against any planned future cash or equity-based awards, (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Committee may affect recovery under this Dodd-Frank Recoupment Policy from any amount otherwise payable to the Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Executive Officer.

Other Policy Terms

Any applicable award agreement, plan or other document setting forth the terms and conditions of any Incentive-Based Compensation covered by this Dodd-Frank Recoupment Policy shall be deemed to (i) incorporate this Dodd-Frank Recoupment Policy by reference; and (ii) be governed by the terms of this Dodd-Frank Recoupment Policy in the event of any inconsistency with the terms of the Incentive-Based Compensation. Acceptance of any Incentive-Based Compensation shall be deemed to include acceptance of this Dodd-Frank Recoupment Policy.

Any recoupment under this Dodd-Frank Recoupment Policy is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company or its affiliates under applicable law, including, without limitation: (i) dismissing the current or former Executive Officer; (ii) adjusting the future compensation of the current or former Executive Officer; or (iii) authorizing legal action or taking such other action to enforce the current or former Executive Officer’s obligations to the Company or its affiliates as it may deem appropriate in view of all of the facts and circumstances surrounding the particular case.

Incentive-Based Compensation and other compensation paid to employees of the Company and its affiliates may also be subject to other recoupment or similar policies, and this policy does not supersede any such other policies. However, in the event of any conflict between any such policy and this Dodd-Frank Recoupment Policy, this policy shall govern. In addition, no Executive Officer shall be subject to recoupment more than one time with respect to the same compensation.

Notwithstanding the terms of any indemnification or insurance policy for any Executive Officer, or any contractual arrangement between the Company and any Executive Officer that may be interpreted to the contrary, the Company shall not indemnify any Executive Officer against the loss of any amounts subject to recoupment pursuant to this Dodd-Frank Recoupment Policy, including any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officer to fund potential recoupment obligations under this Dodd-Frank Recoupment Policy.

Administration

The Board has delegated the administration of this policy to the Committee. The Committee is responsible for monitoring the application of this Dodd-Frank Recoupment Policy with respect to all Executive Officers. The Committee shall have the sole authority to review, interpret, construe, and implement the provisions of this Dodd-Frank Recoupment Policy and to delegate to one or more executive officers and/or employees, certain administrative and record-keeping responsibilities, as appropriate, with respect to the implementation of this Dodd-Frank Recoupment Policy; provided, however, that no such action shall contravene the federal securities laws. Any determinations of the Board or Committee under this Dodd-Frank Recoupment Policy shall be binding on the applicable individual.

The Committee may amend, modify, or change this Dodd-Frank Recoupment Policy, as well as any related rules and procedures, at any time and from time to time as it may determine, in its sole discretion, is necessary or appropriate.

DODD-FRANK COMPENSATION RECOUPMENT POLICY

CONFIRMATION OF RECEIPT

I understand that Ashland Inc. has adopted the Dodd-Frank Compensation Recoupment Policy which will be interpreted and administered by the Compensation Committee in a manner consistent with applicable laws and regulations of the Securities and Exchange Commission and the Listed Company Manual of the New York Stock Exchange. This Dodd-Frank Recoupment Policy applies to awards of Incentive-Based Compensation received on or after the Effective Date by Executive Officers of the Company. The prior Executive Compensation Recovery Policy shall apply to awards of Incentive-Based Compensation received before the Effective Date.

I hereby acknowledge that I have received said policy and agree that it applies to myself as an Executive Officer of Ashland, Inc. and have been able to resolve any questions regarding the same with the General Counsel of Ashland.

Executed this _________ day of ___________________, 20 ___.

Signature_______________________________

Print Name: ____________________________

Received and accepted by the Company on this _____ day of ________________, 20 ___.

Name:_________________________________

Title:__________________________________